Exhibit 10.12

Stardust Power Inc

Ticker: SDST

Exchange: Nasdaq

Proposed Binding Term Sheet for a Term Loan

The following are terms for a bridge Term Loan (the “Loan”) pursuant to which Stardust Power Inc., a Delaware corporation (the “Company”) will borrow a principal amount of up to $            from               (“Lender(s)”) subject to the terms and conditions set forth below in this term sheet. This term sheet and the terms set forth below are binding to the parties and are confidential.

Borrower	Stardust Power Inc.

Principal Loan Amount	Up to $

Interest Rate	The principal amount of the Loan outstanding from time to time shall bear interest (computed on the basis of a 360 day year, actual days elapsed) at a per annum rate equal to 15 percent.

Effective (Funding) Date

Repayment/Maturity Date	No later than (3 months from Effective Date)

No Extension clause	To the extent that the Loan has not been repaid by 30 days following the Maturity Date, Lenders may, without any further action by the parties, proceed to foreclose on the Collateral.

Prepayment	At any time in whole or in part without any penalty or premium

Collateral/Security Interest/Seniority

At          LTV[1]shares of common stock of the Company owned by Mr. Roshan Pujari, CEO of the Company (“Collateral”). Parties will cooperate with each other to make appropriate UCC filings to perfect Lender(s)’ security interest in such shares. Company will not enter into any debt facility that has a lien or security interest against any of the Collateral that is senior or pari passu to the Lenders.

1 Note: Shares to provide security at         LTV will be pledged by Mr. Pujari.

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Representations and Warranties, Covenants and Indemnifications:

The definitive documentation will include customary representations and warranties and covenants of the parties.

Company and Mr. Pujari each hereby represents and warrants that each has received the requisite board approval to consummate the transactions contemplated by this Term Sheet.

Events of Default

The definitive documentation will include customary events of default including: (i) Failure to pay any amounts due and payable that are not paid within 10 days after they become due and payable, (ii) any failure by the Company to perform or any default in the performance of the Company on the terms of the definitive documentation that continues for a period of thirty (30) days after receiving notice from Lender of such failure to perform or default in performance, and (iii) Company becomes insolvent or files for bankruptcy.

Equity Kicker

In consideration for the Loan, in addition to the repayment of the Loan and accrued interest on or before the Maturity Date in cash, Lender shall be entitled to an additional “Equity Kicker.” The Equity Kicker shall consist of shares of Company’s common stock (plus attached warrants).

Lender(s) is/are informed by the Company that the Borrower is contemplating a private placement offering of its securities, with or without a placement agent, and that the terms of such private placement are presently undergoing final negotiation (the “Private Placement”).

Company shall issue new fully-paid and non- assessable shares of Company’s common stock (plus attached warrants, if applicable) to Lender in the amount of $            (1.5 times the principal loan amount), to be issued on the earlier of (i) such Private Placement closing date (in which case the shares shall be issued on no less favorable terms than the shares issued in such Private Placement) and (ii) the loan Maturity Date. Shares to be issued will be determined by dividing (i) $            by (ii) the lower of (a) closing price of SDST common stock on the date of issuance and (b) 30-day trailing VWAP of shares of Company’s common stock trading on NASDAQ; provided that the minimum number of shares of Company’s common stock issued as a result of this Equity Kicker shall be no less than the number derived by multiplying the absolute dollar amount of the loan by 20% (for example and clarity- if loan amount is $2,500,000, the number of shares will be calculated as follows: 2,500,000*20%= 500,000 shares).

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Material Non-Public Information	Immediately following the execution of definitive documentation for the Loan, the Company shall publicly disclose all material non-public information possessed by Lender(s) in a press release and/or on a Current Report on Form 8-K.

Non-Exclusivity	Nothing herein shall create an exclusive arrangement between the parties.

Legal Fees and Expenses	Company shall directly pay, or shall reimburse the Lender(s) for, all legal fees incurred in connection with the Loan and related transactions, including any filing fee associated with making applicable UCC filings. Company will bear the cost of issuing shares of Company’s common stock issued as a result of the Equity Kicker.

Confidentiality	This Term Sheet is confidential, and neither the contents nor the details of this Term Sheet may be shown or disclosed by either party hereto except to those individuals who have a need to know as a result of being involved in the proposed transaction. No press or other publicity release will be issued to the general public concerning the proposed transaction without mutual consent unless required by law, and then only upon prior written notice to the other party. Parties agree that the foregoing is not going to preclude the Company from making any regulatory filings required pursuant to the NASDAQ Listing Rules or the Securities Act of 1933 (“33 Act”) and Securities Exchange Act of 1934 (“34 Act”) or rules promulgated under 33 Act or 34 Act.

Governing Law	This Term Sheet (and when entered into, the definitive documentation) will be governed by the laws of the State of New York, without giving effect to any choice of law or conflicts of laws provisions or rules of any jurisdiction that would cause the substantive laws of any jurisdiction other than New York to apply, and will be subject to the exclusive jurisdiction of the federal and state courts located in New York County, New York (and appellate courts thereof).

Binding Term Sheet	The parties expressly agree that this Term Sheet creates a binding obligation of the parties, and that parties will negotiate in good faith to prepare, execute and deliver such reasonable definitive documentation as is necessary to give effect to the terms of this Term Sheet.

[Signature Page Follows]

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The parties hereto hereby agree to the foregoing as of the date first written above.

The Company:

Stardust Power Inc.

By:
Name:	Roshen Pujari
Title:	Chief Executive Officer

The Lender:

By:
Name:
Title: